Eternal Energy Corp. Announces Stock Option Grant

Littleton, Colorado; October 30, 2009 – Eternal Energy Corp. (OTCBB:EERG; the “Company”) announced today that it has granted options to purchase up to 6,000,000 shares of its common stock in exchange for the return and cancellation of 6,500,000 shares of restricted stock issued to its Directors and Officers on October 16,, 2009.  The newly granted options vest immediately, have a five-year term and have an exercise price of $0.05, which exceeds the volume weighted average closing price of the stock on the five trading days prior to the grant.

"The Company remains firmly committed to maintaining incentives for our management team and our directors to continue aggressively pursuing opportunities designed to increase stockholder value. Our Board of Directors has conluded that stock option grants provide equivalent incentive to management as the previously approved restricted stock grant without a current increase in the number of outstanding shares," stated Brad Colby, the Company's President and CEO.

The Company is also pleased to announce that current oil production from the Bakken reservoir well, located at 1-22-1-14W2 in Southeastern Saskatchewan, has increased from approximately 200 barrels, as previously reported, to approximately 250 barrels per day.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT:	Kirk Stingley
Chief Financial Officer
Eternal Energy Corp.
303-798-5235